Exhibit 10.2

OPTION AGREEMENT

This option agreement (Agreement) is made effective on March ___, 2023 (Effective Date) by and between NyacAU, LLC (NyacAU), Goldrich Mining Company (Goldrich), Goldrich Placer, LLC (GP), Goldrich NyacAU Placer, LLC (GNP), Dr. J. Michael James, individually (Dr. James), and Bear Leasing, LLC (Bear Leasing) (each a Party, and collectively, the Parties).

WHEREAS, NyacAU and GP entered into a joint venture agreement dated April 2, 2012 which was acknowledged by Goldrich; and

WHEREAS, NyacAU and GP formed GNP and entered into an operating agreement; and

WHEREAS, NyacAU and GNP entered into a security agreement dated May 2, 2012 (the NyacAU/GNP Security Agreement) to secure repayment of fifty percent (50%) of a funding mechanism known as Line of Credit 1 (LOC1), which was advanced by NyacAU;

WHEREAS, disputes arose between the Parties and individual natural persons associated with the Parties which resulted in an arbitration proceeding conducted in 2018, which was partially resolved in November 2019 but which the arbitration panel retained partial jurisdiction over through the Effective Date (the Arbitration); and

WHEREAS, pursuant to the Arbitration, various arbitration orders and awards establishing the rights and liabilities between the Parties were issued; and

WHEREAS, the Parties disagree upon the interpretation of several Arbitration orders and awards; and

WHEREAS, NyacAU, Bear Leasing, and Dr. James filed an action before the Anchorage Superior Court, Case No. 3AN-19-12706CI (the Enforcement Action), to enforce provisions of the first partial final Arbitration award and reduce the same to judgments; and

WHEREAS, GNP was voluntarily dissolved on May 27, 2019, but as of the Effective Date remains in the formal process of winding-up; and

WHEREAS, the Enforcement Action was stayed until February 24, 2023, by mutual agreement of the Parties and court approval; and

WHEREAS, the Parties have agreed by separate written global settlement agreement of even date herewith (Settlement Agreement) to forever resolve all of their disputes arising out of or in any way relating to the Arbitration, the operation of the Chandalar placer mine prior to the Effective Date, the Enforcement Action, and all pre-existing agreements by and between the Parties; and

WHEREAS, this Agreement is intended to assist the Parties move forward with each of their respective businesses from the Effective Date.

OPTION AGREEMENT	Page 1 of 12

NOW, THEREFORE, in consideration of the mutual promises and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all Parties, the Parties agree as follows:

1.          Grant of Option to Receive Mining Permits and Licenses. NyacAU hereby grants to Goldrich, or any third party designated by Goldrich in Goldrich’s sole discretion (either party the Transferee), the right, but not the obligation, to receive the Department of the Army permit modification, file number POA-2009-00366-M4, and the State of Alaska mining permit, file number APMA 9953, and any and all other federal, state, or local licenses and permits which relate in any way to the Chandalar placer mine (collectively Permits) upon the terms and conditions of this Agreement (the Option). Goldrich will identify the appropriate Transferee in the Notice defined in paragraph 2, below. Per the terms of the Permits, the Transferee must assume all reclamation responsibilities and liability and NyacAU will be released from any reclamation liability.

2.          The Option shall expire at 5:01 pm (Alaska time) on April 30, 2024 (Expiration Date), if by that time Goldrich has not deposited in the mail and emailed written Notice of Intent to Exercise the Option (Notice) in accordance with this paragraph 2. Such Notice shall be sent to the following persons:

Suzanne A. Adler and William M. Bankston

1127 W 7th Ave

Suite 200

Anchorage, Alaska 99502

Wbankston@bgbalaska.com

sadler@bgbalaska.com

Edward Attala

1502 Higuero Street

San Luis Obispo, CA 93401

eattala@attalalaw.com

Notice will be provided via First Class Mail to the two mailing addresses identified above, with electronic courtesy copies to the three email addresses identified above.

3(a).     Initial Payment. Within five (5) business days of sending the Notice, Goldrich (or third-party Transferee, as the case may be) and NyacAU shall begin diligently working to open and establish an escrow account (Escrow Account) with an impartial third-party escrow agent in Alaska (Escrow Agent). The Parties agree that either First Mortgage, Inc. or First National Bank of Alaska shall be acceptable Escrow Agents. Within seven (7) business days of the establishment of an Escrow Account with instructions materially identical to those appended hereto as Exhibit A, Transferee shall deposit one million dollars ($1,000,000) (the Initial Payment) to the Escrow Account by wire transfer. Within five (5) business days of Goldrich or Transferee initiating the Initial Payment wire transfer, NyacAU shall begin the process of expeditiously transferring the Permits to Transferee.

OPTION AGREEMENT	Page 2 of 12

The Initial Payment shall entitle Transferee to receive the Permits, and entitle Goldrich or any designee of Goldrich, in Goldrich’s sole discretion, to ownership and clear title to all camp facilities and mining equipment remaining at the Chandalar placer mine site, including, without limitation, the HDPE pipe and all equipment owned by NyacAU, GNP, Dr. James, or Bear Leasing, or by any entity affiliated with, owned, or controlled, in whole or in part, by NyacAU, GNP, Dr. James, or Bear Leasing, the infrastructure, and all miscellaneous parts, tools, and other personal property located at the Chandalar placer mine site as of November 1, 2022 (collectively the Equipment). All Equipment shall be transferred unencumbered to Goldrich or its designee, and NyacAU, GNP, Dr. James, and Bear Leasing each hereby covenant, represent, and warrant that there will be no encumbrances, liens, or other security interests encumbering any of the Equipment after payment by the Escrow Agent of that portion of the Initial Payment, as authorized below, to Alaska Growth Capital. NyacAU, GNP, Dr. James, and Bear Leasing further agree that they will not remove any of the Equipment from the Chandalar placer mine until after the Expiration Date and any extensions thereto. The Equipment includes, without limitation, all equipment listed in Exhibit B hereto which is transferred “AS IS, WHERE IS WITHOUT ANY WARRANTY EXCEPT WARRANTY OF TITLE”. This Agreement contemplates that NyacAU will never need to return to the Chandalar placer mine site after such time as the Option may be exercised. The Initial Payment will not be credited against the Maximum Amount, as that term is defined in paragraph 4, below.

After the Escrow Agent is provided the documents and evidence described in Exhibit A verifying that all Permits and all certificates of title to that portion of the Equipment which are unencumbered titled vehicles are validly transferred to and actually received by Transferee, the Escrow Agent shall release the Initial Payment to Alaska Growth Capital and NyacAU in the proportions described below. The required evidence and documents shall include, without limitation, confirmations from the U.S. Army Corps of Engineers and the Alaska Department of Natural Resources that permit POA-2009-00366-M4, and APMA 9953, respectively, have been validly transferred to the Transferee.

After the Escrow Agent is provided the evidence described in the escrow instructions, it shall be authorized to remit as much of the Initial Payment to Alaska Growth Capital as is necessary for Alaska Growth Capital to release all of its liens and security interests in any of the Equipment based on loan account statements to be provided to Goldrich and the Escrow Agent showing ten-day payoffs for all loans secured by any of the Equipment. Since some of the Equipment is encumbered by security interests granted to Alaska Growth Capital as of the Effective Date, Alaska Growth Capital must first be paid before it will release those security interests. Upon payment of all amounts owed to Alaska Growth Capital to fully payoff the secured loans owed to it, NyacAU, GNP, Dr. James, and Bear Leasing each warrant that Alaska Growth Capital will execute and record releases of all of its security interests in the Equipment and that Transferee will promptly be provided with certificates of title to all remaining Equipment which are titled vehicles with all liens released. NyacAU, GNP, Dr. James, and Bear Leasing each represent and warrant that the sum of all amounts owed to Alaska Growth Capital for debts secured by the Equipment do not exceed the amount of the Initial Payment as of the Effective Date and that the all such amounts owed to Alaska Growth Capital will never exceed the Initial Payment amount prior to the Expiration Date and any extensions thereto. Any portion of the Initial Payment remaining after the above-described payment to Alaska Growth Capital may be transferred to NyacAU in accordance with the escrow instructions.

OPTION AGREEMENT	Page 3 of 12

Notwithstanding anything in this Agreement to the contrary, the Escrow Agent shall not be authorized to release any portion of the Initial Payment until the requirements described in this subparagraph 3(a) and the escrow instructions are fully satisfied.

3(b).     Option Exercise by June 1, 2023. Should Goldrich not exercise the Option by June 1, 2023, NyacAU will need to begin planning to perform reclamation activities at the Chandalar placer mine during the 2023 mining season. The Equipment will be needed to conduct such reclamation, in 2023 and thereafter. The Parties all acknowledge that reclamation is a requirement of one or more of the Permits and of the U.S. Army Corps of Engineers. The Parties further recognize that the items used for reclamation, including the Equipment, will be needed to conduct reclamation in 2023 and subsequent mining seasons should Goldrich not exercise the Option. The Parties acknowledge that NyacAU may use any personal property at the Chandalar placer mine site that is not owned by Goldrich or GP, including the Equipment, to conduct reclamation in 2023 and thereafter. NyacAU agrees to use all necessary skill and prudence when using the Equipment and to maintain the Equipment; however, it cannot prevent normal wear and tear to the Equipment or consumption of inventory and parts from reclamation in 2023. Goldrich recognizes that NyacAU’s use of the Equipment may cause the Equipment to depreciate in value. Goldrich expressly acknowledges that it will not be entitled to any offset or payment as a result of NyacAU’s usage of the Equipment for reclamation in 2023 or thereafter.

4.          Production Payments. The Parties agree that, if the Option is exercised, NyacAU shall be entitled to limited payments out of the production of placer gold at the Chandalar placer mine. If the Option is exercised, NyacAU shall be paid up to the greater of eight million five hundred thousand dollars ($8,500,000) or 4,860 ounces of fine gold (the Maximum Amount) in accordance with the terms of this Agreement. (For the sake of clarity, the Parties agree that the Maximum Amount equals one-half of the amount of the debt represented by LOC1.) NyacAU shall always be paid all of its production payments in placer gold, which will be paid directly from the smelter upon each delivery, in accordance with Paragraph 5.

5(a).     Payments. The Transferee following exercise of the Option (either Goldrich or a third-party selected by Goldrich) shall be entitled to mine and retain five thousand (5,000) cumulative ounces gross production of fine gold from the production of placer gold at the Chandalar placer mine before any production payment shall be due to NyacAU. No production payment shall be due to NyacAU on the first 5,000 ounces of production. Thereafter, pursuant to the terms of this Agreement, NyacAU shall receive five percent (5%) of all fine gold production under the Permits if, as, and when placer gold is produced, until the Maximum Amount is paid. Goldrich is not entitled to any priority payments from the JBR (as the term JBR is defined in the Settlement Agreement). After the Maximum Amount is paid, NyacAU’s right to any of the production of placer gold as established by this and the preceding paragraph shall be deemed fully satisfied and forever extinguished, and NyacAU shall not be entitled to any further payment of any kind whatsoever. All production payments described in this paragraph 5(a) shall be paid directly to NyacAU in fine gold, out of each delivery from the Transferee, net of smelter fees, to a third-party smelter. The dollar value for any payment in gold shall be determined by the afternoon LBMA Gold Price (LBMA Price) on the date of receipt of the final smelter settlement statement. If the LBMA is not functioning, the spot-price of fine gold from another reputable gold market shall be used.

OPTION AGREEMENT	Page 4 of 12

5(b).     Annual Minimum Payment. Subject to subparagraph 5(d), after 5,000 cumulative gross ounces of fine gold has been produced from the Chandalar placer mine after Option exercise, NyacAU shall be entitled to a minimum annual payment equal to the value of $120,000 or 68 fine gold ounces (Minimum Payment), whichever is greater according to the afternoon LBMA Price on December 31 of that year. In the event there was insufficient placer gold produced during that calendar year to meet the Minimum Payment threshold, the cumulative value of all production distributions made to NyacAU in that calendar year, as valued according to the afternoon LBMA Price on the date of payment, shall be credited against the Minimum Payment amount and any difference shall be paid in cash, valued in gold ounces based on the afternoon LBMA Price on December 31 of that year, by Transferee by January 15 of the following year. Each such payment shall apply towards the satisfaction of the Maximum Amount. Notwithstanding this subparagraph 5(b), the Minimum Payment shall not be required for any calendar year in which the LBMA Price goes below $1,200 per ounce at any time during that calendar year. For purposes of this Agreement, “calendar year” shall mean the year beginning January 1 and ending December 31. Similarly, notwithstanding this subparagraph (5)(b), no minimum payment shall be due if mining operations cease. For purposes of this subparagraph 5(b), the term “cease” shall mean that no further mining operations will be conducted in any future mining seasons, and the only work to be conducted at the Chandalar placer mine shall only be for purposes of reclamation. In no way shall this provision be construed to permit a future placer mining operator to take a year off from mining and resume future mining operations thereafter absent the minimum yearly payment being made to NyacAU.

5(c).     Maximum Payments to Goldrich. Notwithstanding subparagraph 5(a), if the Transferee shall be a third-party designee of Goldrich, Goldrich cannot receive production payments higher than the production payments payable to NyacAU until the Maximum Amount is satisfied. The prohibition on Goldrich receiving a production payment higher than NyacAU shall at all times include any consideration Goldrich receives for the JBR (as the term JBR is defined in the Settlement Agreement), at any point, while this Agreement remains active and in force. For the avoidance of doubt, if Goldrich is able to negotiate a royalty payment from the production of placer gold at the Chandalar placer mine with a third-party operator of 12% per annum, Goldrich cannot receive 7% of production and give 5% of production to NyacAU. The 12% from production must be shared equally between Goldrich and NyacAU until the Maximum Amount is paid. In any case, all production and proceeds received by NyacAU shall be applied against the Maximum Amount. Notwithstanding this subparagraph, however, if Goldrich shall elect that it or any Goldrich subsidiary shall become the Transferee or the operator of placer mining operations at the Chandalar placer mine, this subparagraph shall not apply.

OPTION AGREEMENT	Page 5 of 12

5(d).     Optional Entitlement to Additional Ounces of Gold Prior to Production Payment Obligation. Goldrich (or third-party Transferee, as the case may be) shall have the right, but not the obligation, to elect to be able to mine and retain greater than 5,000 cumulative ounces in gross placer gold production from the Chandalar placer mine after Option exercise not subject to the production payments, and before any obligation arises to make the production payments, to NyacAU described in subparagraph 5(a). Pursuant to this subparagraph 5(d), Goldrich or third-party Transferee shall have the option to increase the 5,000-ounce production threshold described in paragraph 5(a) to either seven thousand five hundred (7,500) or ten thousand (10,000) cumulative fine ounces, upon the terms and conditions of this subparagraph. If Goldrich or Transferee wishes to increase the threshold cumulative ounces of fine placer gold production it shall be entitled to mine and retain not subject to any production payment and before any production payment shall become due or owing to NyacAU, Goldrich or the Transferee must so elect in the Notice described in Paragraph 2. Goldrich or Transferee shall not have any right to elect to increase the cumulative gold ounce threshold after exercising the Option. If Goldrich elects to increase the cumulative ounces of gross fine placer gold production that it can mine and retain after Option exercise not subject to a production payment and before any production payment is due or owing to NyacAU from 5,000 ounces to 7,500 ounces, an additional two hundred and fifteen thousand dollars ($215,000) shall be paid to the Escrow Agent at the same time, and in the same method, as the Initial Payment. If Goldrich elects to increase the cumulative ounces of fine placer gold production threshold not subject to a production payment and before any production payment is due or owing to NyacAU from 5,000 ounces to 10,000 ounces, an additional four hundred and thirty thousand dollars ($430,000) shall be paid to the Escrow Agent at the same time, and in the same method, as the Initial Payment. Notwithstanding anything in this Agreement to the contrary, additional sums paid at the same time as the Initial Payment pursuant to an election made under this subparagraph shall be considered as payment toward satisfying the Maximum Amount and shall be paid to NyacAU by the Escrow Agent at the same time as the Initial Payment and not earlier.

5(e).     Annual Reporting. Subject to Goldrich exercising the Option, Goldrich shall provide NyacAU a report by January 15th following each calendar year that details the annual and cumulative production payments made under the terms of this Agreement.

5(f).      Default and Cure. Goldrich or Transferee shall have a 15-day grace period after written notice to cure any default under this Agreement or the NyacAU/GNP Security Agreement. After the expiration of the grace period, NyacAU may exercise any remedy it has under any agreement, including the NyacAU/GNP Security Agreement.

5(g).    Indemnity. Goldrich shall fully indemnify NyacAU, GNP, and Dr. James for any and all audit fees, accountant fees, legal fees, costs, fines, penalties, or any exposure from the IRS which is caused by any audit caused by Goldrich's classification of any production payments made under the terms of this Agreement as 1099 income to NyacAU. All Parties agree that any payments made toward the Maximum Amount are income to NyacAU, and Goldrich shall have no obligation to indemnify NyacAU for the taxable amounts due to the IRS on production payments made toward the Maximum Amount. For the sake of clarity, Goldrich intends to report any payments made toward the Maximum Amount as Form 1099 income to NyacAU. Notwithstanding anything in this subparagraph 5(g) to the contrary, Goldrich shall only have the obligation to indemnify NyacAU for all costs of an IRS audit, as set forth above, if the audit is caused by Goldrich’s decision to classify production payments made toward the Maximum Amount as 1099 income. In the event that NyacAU alleges that any IRS audit is caused by Goldrich’s decision to report production payments made toward the Maximum Liability as 1099 income to NyacAU, NyacAU must provide written notice to Goldrich of the initiation of such audit within ten days of the date that NyacAU receives notice of the same. Goldrich shall only have an obligation to indemnify NyacAU if payment is made to NyacAU, under the terms of this Agreement; if no payment is made to NyacAU pursuant to the terms of this Agreement, Goldrich shall not have any obligation to indemnify NyacAU.

OPTION AGREEMENT	Page 6 of 12

6.          Security Interest. All prior oral or written agreements between the Parties shall hereby be deemed to be terminated, if and to the extent not previously terminated, and of no further force or effect with respect to any of the Parties, with the sole exceptions of the Settlement Agreement and the NyacAU/GNP Security Agreement. NyacAU shall retain all rights it has under the NyacAU/GNP Security Agreement. However, notwithstanding anything in this Agreement to the contrary, no Party shall be deemed to waive or relinquish any defense or other basis it may have for challenging the NyacAU/GNP Security Agreement, its enforceability, or any legal rights or advantages NyacAU may have thereunder. However, NyacAU and Dr. James expressly covenant, represent, and warrant that NyacAU shall not attempt to enforce any such security interest memorialized in the NyacAU/GNP Security Agreement so long as Goldrich (or any third-party Transferee, if any) materially complies with the payment terms of this Agreement. Immediately upon satisfaction of the Maximum Amount, all such security interest(s) shall be released, and within five (5) business days thereafter NyacAU shall execute and record UCC-3 Termination Statements and initiate and execute any other documents, recordings, or conveyances necessary or helpful to demonstrate its release of any and all such security interests it may have. Subject to the Option being exercised, in the event that Goldrich, or any third-party Transferee, if any, subsequently breaches this Agreement, NyacAU shall retain all rights it has under the NyacAU/GNP Security Agreement.

7.          Transfer of Equipment. All Equipment is transferred to Goldrich (or a third-party Transferee, as the case may be) as is, where is, without any warranty except warranty of title.

8.          Consulting Agreement. Dr. James agrees to act as a consultant to Goldrich (or third-party Transferee, if any) regarding the previous placer mining operation at the Chandalar placer mine. In the event that Transferee requires the services of Dr. James, he will be paid an hourly consulting fee of $450.00 payable in advance for the estimated hours of work.

9.          Duty to Cooperate. All Parties shall cooperate to promptly execute, file, and exchange any documents and to promptly take any actions necessary or beneficial to effectuate the intent of the optional transactions described in this Agreement.

10.        No Survival.  Notwithstanding anything in this Agreement to the contrary, if the Option granted in paragraph 1 is not timely exercised, this Agreement will expire, no Party will have any rights, obligations, or liabilities hereunder, and only the Settlement Agreement and the NyacAU/GNP Security Agreement will survive.

11.       Reclamation. In the event that the Option described herein is not exercised, NyacAU shall continue placer mining reclamation activities at the Chandalar placer mine, in accordance with its obligations under the Permits and to the U.S. Army Corps of Engineers, the State of Alaska Department of Natural Resources, and other governmental entities. NyacAU may conduct reclamation activities as it deems fit, in its sole judgment, so long as NyacAU’s reclamation plan is acceptable to all applicable state and federal agencies and all applicable laws and regulations governing reclamation.

OPTION AGREEMENT	Page 7 of 12

12.       Independent Hard Rock Mining. Notwithstanding anything in this Agreement to the contrary, all Parties recognize and acknowledge that Goldrich and/or its affiliates and/or joint venture parties, which may include any third-party Transferee, are conducting or may conduct hard rock mining operations at and/or near the Chandalar placer mine. All Parties, including, without limitation, NyacAU, GNP, and Dr. James, each hereby agree and acknowledge that this Agreement shall have no effect whatsoever on hard rock mining operations at the Chandalar mine.

13.       GNP. GNP is made a party to this Agreement as part of its formal winding-up process by its sole manager, NyacAU. All Parties hereto acknowledge the propriety of GNP being made a party to this Agreement.

14.      Entire Agreement. This Agreement contains the entire agreement between the Parties which relate in any way to the items described and optional transactions contemplated herein. This Agreement restates, amends, and supersedes all prior agreements between the Parties on all such subjects. Notwithstanding this paragraph 14, the Parties have executed the Settlement Agreement for the purposes of forever resolving and releasing all claims which were, or which could have been, asserted or litigated in the Arbitration or the Enforcement Action, of forever resolving and releasing all Parties from any and all disputes arising from the prior placer mining operations at the Chandalar mine prior to the effective date thereof, and superseding and nullifying all agreements entered into between the Parties prior to the effective date thereof, with the exception of the NyacAU/GNP Security Agreement.

15.      Choice of Law; Venue; Interpretation: This Agreement shall be construed and interpreted in accordance with the laws of the State of Alaska. The Parties agree that venue for any dispute over this Agreement shall lie exclusively with the superior court for the State of Alaska at Anchorage, Alaska. This Agreement shall not be strictly construed for or against the drafter of the Agreement.

16.      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which when taken together constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

17.      Facsimile; Electronic Signatures. All parties to this Agreement agree to accept facsimile or electronic signatures.

18.       Invalid Parts. Any provision of this Agreement found to be prohibited by law shall be ineffective to the extent of such prohibition, without invalidating any portion of the rest of this Agreement.

19.       Headings. The headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof. The words in this Agreement shall be construed as to refer to the masculine, feminine, neuter, singular, or plural form, and to an individual or individuals or an organization or organizations, as the identity or the person or persons and context and situation may require.

OPTION AGREEMENT	Page 8 of 12

20.        Modification. This Agreement may not be amended or modified, except in writing executed by all Parties.

21.       Representation. Each of the Parties acknowledges that this Agreement was initially prepared by Bankston Gronning Brecht P.C., legal counsel representing NyacAU, GNP, Bear Leasing, and Dr. James. Further, each of the Parties acknowledges that said legal counsel was acting solely on behalf of NyacAU, GNP, Bear Leasing, and Dr. James, and not on behalf of any other party, individually or collectively. Each party has been advised to seek independent legal and financial counsel with respect to his execution of the Agreement and has had the opportunity to do so. As part of a global settlement, Goldrich and NyacAU have each agreed to pay 50% of the total cost to draft this Agreement and the Settlement Agreement. The cost of drafting both of these documents has been capped at $10,000, with NyacAU and Goldrich each responsible for contributing up to $5,000 each. Except for the limited fee sharing described in this paragraph 21, each Party hereto shall alone be responsible for its own attorney’s fees and costs in connection with this Agreement and all related matters.

NyacAU, Goldrich, GP, GNP, Dr. James, and Bear Leasing each hereby declare that the terms of this Agreement have been carefully read and are fully understood and are voluntarily accepted. This Agreement contains twelve (12) pages and is the entire agreement of the Parties with respect to the items described and optional transactions contemplated herein.

IN WITNESS WHEREOF I have hereunto set my hand this _____ day of March, 2023.

NyacAU, LLC

Dr. J. Michael James, its Manager

SUBSCRIBED AND SWORN to by Dr. J. Michael James before me this _____ day of March, 2023.

Notary Public, State of Alaska
My Commission Expires:
OPTION AGREEMENT	Page 9 of 12

IN WITNESS WHEREOF I have hereunto set my hand this _____ day of March, 2023.

Goldrich NyacAU Placer, LLC
By: NyacAU, LLC, its Manager

Dr. J. Michael James, its Manager and Member

SUBSCRIBED AND SWORN to by Dr. J. Michael James before me this _____ day of March, 2023.

Notary Public, State of Alaska
My Commission Expires:

IN WITNESS WHEREOF I have hereunto set my hand this _____ day of March, 2023.

Bear Leasing, LLC

Dr. J. Michael James, Manager

SUBSCRIBED AND SWORN to by Dr. J. Michael James before me this _____ day of March, 2023.

Notary Public, State of Alaska
My Commission Expires:

[Additional signature pages follow]

OPTION AGREEMENT	Page 10 of 12

IN WITNESS WHEREOF I have hereunto set my hand this _____ day of March, 2023.

Dr. J. Michael James

SUBSCRIBED AND SWORN to by Dr. J. Michael James before me this _____ day of March, 2023.

Notary Public, State of Alaska
My Commission Expires:

[This space intentionally left blank]

[Additional signature page follows]

OPTION AGREEMENT	Page 11 of 12

IN WITNESS WHEREOF I have hereunto set my hand this _____ day of March, 2023.

Goldrich Mining Company

William Schara, its CEO and President

SUBSCRIBED AND SWORN to by William Schara before me this _____ day of March, 2023.

Notary Public, State of Washington
My Commission Expires:

IN WITNESS WHEREOF I have hereunto set my hand this _____ day of March, 2023.

Goldrich Placer, LLC

By: Goldrich Mining Company, its sole member

William Schara, CEO and President

SUBSCRIBED AND SWORN to by William Schara before me this _____ day of March, 2023.

Notary Public, State of Washington
My Commission Expires:
OPTION AGREEMENT	Page 12 of 12